Exhibit 10.10

November 7, 2012

M. Michelle Berrey, M.D., MPH

3915 Chippenham Road

Durham, NC 27707

Dear Michelle,

Chimerix is pleased to extend an offer of employment to you for the position of Chief Medical Officer, reporting to me. We are hopeful that you will accept this offer and look forward to the prospect of having a mutually successful relationship with you. Your anticipated hire date will be November 12, 2012.

The following are the terms of this offer:

Base Salary:	Your per pay period base salary will be $14,166.67 (annualized, $340,000.00). Currently, paychecks are issued semi-monthly for a total of 24 pay periods per year.

Stock Options:	You will be granted an option to purchase 625,000 shares of Chimerix common stock. All stock option grants are subject to the vesting schedule and terms and conditions outlined in the Chimerix 2012 Equity Incentive Plan ("the Plan"). You will be issued a grant notice, option agreement and details of the Plan. Such shares shall vest over a period of four (4) years so long as you continue to provide services to the Company, with 25% vesting one year from the vesting commencement date and the balance vesting at the rate of 1/36 per month over the remaining three (3) years.

Benefits:	As an employee of Chimerix you will be eligible for comprehensive health and dental insurance benefits for yourself and your eligible dependents, effective on the first day of employment. For the current plan year, 02/01/11-01/31/2012, Chimerix pays the entire monthly premium for this coverage. You will also be eligible for Company-paid term life insurance, short term and long-term disability insurance, effective on your hire date.

2505 Meridian Parkway, Suite 340 • Durham, NC 27713 • Phone (919) 806-1074 • Fax (919) 806-1146

M. Michelle Berrey, M.D., MPH

November 7, 2012

Additional benefits for which you will be eligible include: accrued vacation equal to Twenty (20) days per year and twelve (12) paid holidays per calendar year. With a November 12th start date, your vacation time in 2012 will be 2.5 days. You will also be eligible to participate in the Chimerix 401(k) Plan, effective on the first day of the month, following your date of hire (December 1, 2012). Full details of group benefits will be provided once you are on board.

Chimerix is an at-will employer and as such your employment must be entered into voluntarily and for no specified period. As a result, you are free to resign or the company may terminate your employment at any time, for any reason, with or without cause. No one other than the CEO has the authority to alter this employment relationship, either verbally or in writing.

As with all new employees, you will be asked to provide to the Company documentary evidence of your eligibility for employment in the United States when you join the Company. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

Please understand it is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies. If you have or have had access to trade secrets or other confidential, proprietary information developed by your former employer; the use of such information in performing your duties at Chimerix is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, formulae and business plans or strategies. You will be required to execute a standard Proprietary Information and Inventions Agreement with Chimerix, a copy of which is attached as Exhibit A.

If you accept this offer, the terms described in this letter, together with the Proprietary Information and Inventions Agreement, shall be the terms of your employment, provided, however, that your duties are performed in accordance with all standards and policies adopted by the company. Your duties may change from time to time, depending upon the needs of the company and your skills. This letter supersedes any prior agreements, representations or promises of any kind, express or implied, concerning your employment and it constitutes the full and complete agreement between you and the Company.

M. Michelle Berrey, M.D., MPH

November 7, 2012

We are very excited about the prospect of your joining our team. We are confident that you have much to contribute to the success of Chimerix. The strength of our technology, the quality and experience of our personnel and your presence will facilitate this success.

This offer expires five business days after your receipt of this letter and is contingent on you passing our pre-employment background check. If the terms described herein are acceptable to you, please acknowledge your acceptance by signing below and returning the original to us in the envelope provided. You may also forward your acceptance via secured fax to 919-313-6781. Please keep a copy for your records.

Michelle, all of us at Chimerix look forward to your joining our team!

With warm regards,

CHIMERIX, INC.

/s/ Kenneth I. Moch
Kenneth I. Moch
President and CEO

Enclosures

Accepted:

/s/ M. Michelle Berrey	09 Nov 12
M. Michelle Berrey	Date